INDEMNIFICATION AGREEMENT

[—]

between

VEON LTD.

and

[—]

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INDEMNIFICATION AGREEMENT dated [—] and effective as of [—] (this "Agreement") between Veon Ltd., a company organized and existing under the laws of Bermuda (the “Company”), and [—], born [—] in [—] (the "Indemnitee").
WITNESSETH

    WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as the Indemnitee, and to indemnify its directors, officers and key employees so as to provide them with the maximum protection permitted by law; and

    WHEREAS, the Indemnitee has agreed to serve, or is currently serving, as ‘Director’ of the Company;

    NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, including, without limitation, the service of the Indemnitee, the receipt and sufficiency of which are hereby acknowledged, and to induce the Indemnitee to serve, or continue to serve, as ‘Director’ of the Company, the Company and the Indemnitee hereby agree to enter into this Agreement which terms are as follows:

1.Defined Terms and Phrases. For purposes of this Agreement, the following terms shall have the following meanings:
(a)"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) of such Person.
(b)"Beneficial Owner" and "Beneficial Ownership" have the meanings specified in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof.
(c)"Change of Control" shall be the earliest to occur of any of the following events:
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(i)Acquisition of Shares by Third Party. Any person or group of persons (except for a Designated Person) acting in concert, directly or through one or more intermediaries, acquires beneficial or legal ownership of or control over more than 50% of:
(1)the issued shares (of all classes) entitling the holder to vote for the election of directors to the Board of Directors of the Company (the "Board"); or
(2)the issued share capital (of all classes) of the Company.
(ii)Change in Board of Directors. During any period of 12 consecutive months after the date of this Agreement, individuals who at the beginning of any such 12-month period constituted the Board cease for any reason to constitute at least one-third of the Board then in office.
(iii)Corporate Transaction. The Company amalgamates with or into any other Person or the Company conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its assets to another Person, in any such event pursuant to a transaction in which the outstanding share capital of the Company prior to the transaction is converted into or exchanged for cash, securities or other property, other than any such transaction in which (A) the share capital of the Company outstanding immediately prior to such transaction is converted into or exchanged for shares of the surviving or transferee Person and (B) the Beneficial Owners of the share capital of the Company outstanding immediately prior to such transaction own, directly or indirectly, not less than a majority of the share capital of the surviving or transferee Person immediately after such transaction.
(iv)For Purposes of D&O Policy. The occurrence of a change of control transaction that results in the insurer no longer being liable to make payments under the Company’s then current directors and officers insurance policy or policies in connection with any claim arising out of, based upon or attributable to a wrongful act committed after the occurrence of the applicable change of control transaction as defined in said insurance policy or policies.
(v)Liquidation. The approval by the Company's shareholders of, or the making by a court of an order for, a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company's assets.
(d)"Derivative Action" means a Proceeding brought by a shareholder of the Company in the name or right of the Company or its shareholders (generally) under an applicable exception to the rule in Foss v. Harbottle (or the equivalent or similar action in any jurisdiction outside Bermuda in relation to any Proceeding).
(e)"Designated Person" means (i) L1T VIP Holdings S.à r.l. or any of its subsidiaries, or (ii) any Person in which L1T VIP Holdings S.à r.l. directly or indirectly owns more than 50% of the share capital.
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(f)"Enterprise" means the Company and any of its subsidiaries or any other enterprise that the Indemnitee was or is serving at the request of the Company as a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent.
(g)"Expenses" means any and all expenses, including, but not limited to, (i) attorneys’ fees, (ii) any and all costs, travel expenses, fees payable to experts, duties, witness fees, procedural fees, telephone charges, postage and delivery service fees, payment for other related services, losses, taxes (including, but not limited to, value added tax), except any income taxes, or any interest, penalties or fines connected with such taxes, in respect of compensation received for services as a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent, (iii) all fines, judgments or amounts paid in settlement (including through mutual agreement) and (iv) all interest, accruals and other expenses that are incurred by the Indemnitee in connection with any Proceeding, including, without limitation, in relation to (A) preparation of any defense, (B) preparation as a witness, (C) any investigation or (D) participation in such Proceeding.
(h)"Person" means any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental agency, whether incorporated or unincorporated; provided, however, that Person shall exclude: (i) the Company; (ii) any direct or indirect majority owned subsidiaries of the Company; (iii) any employee benefit plan of the Company or any direct or indirect majority owned subsidiaries of the Company or of any corporation owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as their ownership of shares of the Company (an "Employee Benefit Plan"); and (iv) any trustee or other fiduciary holding securities under an Employee Benefit Plan.
(i)"Proceeding" means any actual, threatened, pending or completed claim, action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding in any jurisdiction, or any inquiry, hearing or investigation leading to any such proceeding, whether brought by a third party, a government agency, the Enterprise or its Board of Directors or a committee thereof, whether in the right of the Enterprise or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, legislative, labor or investigative (formal or informal) nature, irrespective of on whose behalf such action is undertaken, including any appeal therefrom, in which the Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of (i) the fact that the Indemnitee is, was or will be a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of the Enterprise, or (ii) by reason of any action (or failure to act) taken by the Indemnitee or of any action (or failure to act) on the Indemnitee's part while acting as a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of the Enterprise, in each case, whether or not serving in such capacity at the
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time any liability or Expense is incurred for which indemnification, reimbursement or advancement of Expenses can be provided under this Agreement.
(j)"subsidiary" means a subsidiary within the meaning of section 86 of the Companies Act 1981 of Bermuda.
(k)As used herein, "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) amalgamating with the Company which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, partners (general, limited or otherwise), members (managing or otherwise), trustees, fiduciaries, employees or agents, so that if the Indemnitee is or was a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of any other enterprise, the Indemnitee shall, to the fullest extent permitted by applicable law, stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as the Indemnitee would have with respect to such constituent corporation if its separate existence had continued.
(l)In addition, references to "other enterprise" shall include another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise; references to "fines" shall include any excise taxes assessed on the Indemnitee with respect to an employee benefit plan, other than in his capacity as a grantee under such plan; references to "serving at the request of the Company" shall include any service as a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of the Company which imposes duties on, or involves services by the Indemnitee with respect to an employee benefit plan, its participants, or beneficiaries; and references to "include" or "including" shall mean include or including, without limitation; and references to Sections, paragraphs or clauses are to Sections, paragraphs or clauses in this Agreement unless otherwise specified.
2.Indemnification.
(a)Third-Party Proceedings. To the fullest extent permitted by applicable law, the Company shall indemnify the Indemnitee, if the Indemnitee was, is or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding (other than a Derivative Action), against all Expenses actually incurred by the Indemnitee in connection with such Proceeding.
(b)Proceedings By or in the Right of the Enterprise. To the fullest extent permitted by applicable law, the Company shall indemnify the Indemnitee if the Indemnitee was, is or is threatened to be made a party to or a participant (as a witness or otherwise) in any Derivative Action, against all Expenses actually incurred by the Indemnitee in connection with such Proceeding.
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(c)Witness Expenses. To the fullest extent permitted by applicable law and to the extent that the Indemnitee is a witness or otherwise asked to participate in any Proceeding to which the Indemnitee is not a party, the Company shall indemnify the Indemnitee against all Expenses actually incurred by the Indemnitee in connection with such Proceeding.
3.Indemnification Procedure.
(a)Advancement of Expenses. To the fullest extent permitted by applicable law, the Company shall advance all Expenses actually incurred by the Indemnitee in connection with a Proceeding within ten (10) days after receipt by the Company of a statement requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Such advances shall be unsecured and interest free and shall be made without regard to the Indemnitee's ability to repay the Expenses and without regard to the Indemnitee's ultimate entitlement to indemnification under the other provisions of this Agreement. The Indemnitee shall be entitled to continue to receive advancement of Expenses pursuant to this Section 3(a) unless and until the matter of the Indemnitee's entitlement to indemnification hereunder has been finally adjudicated by arbitral award, court order or judgment from which no further right of appeal exists. The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it ultimately is determined that the Indemnitee is not entitled to be indemnified by the Company under the other provisions of this Agreement. The Indemnitee shall qualify for advances upon the execution and delivery of this Agreement, which shall constitute the requisite undertaking with respect to repayment of advances made hereunder and no other form of undertaking shall be required to qualify for advances made hereunder other than the execution of this Agreement. In the event that any taxes or fees are paid, due or withheld in accordance with any applicable law in connection any amount paid to the Indemnitee pursuant to this Agreement, the Company shall pay, in addition to the amounts payable to the Indemnitee hereunder, such additional amount as is necessary to ensure that the net amount actually received by the Indemnitee (free and clear of such taxes or fees) will equal the full amount the Indemnitee would have received had no such payment or withholding been required.
(b)Notice and Cooperation by the Indemnitee. The Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, notice, request for arbitration, indictment, information or other document relating to any Proceeding or matter for which indemnification will or could be sought under this Agreement and shall include copies of any documentation with which it has been served in such notice. Such notice shall be directed to the Chief Executive Officer of the Company and shall be given in accordance with the provisions of Section 14(e) below. In addition, the Indemnitee shall give the Company such additional information and cooperation as the Company may reasonably request. The Indemnitee's failure to so notify, provide information and otherwise cooperate with the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement.
(c)Determination of Entitlement. Notwithstanding any other provision in this Agreement, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding. Subject to the foregoing,
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promptly after receipt of a statement requesting payment with respect to the indemnification rights set forth in Section 2, the Company shall take the steps necessary to authorize such payment. The Company shall pay any claims made under this Agreement, under any statute, or under any provision of the Company's Bye-laws providing for indemnification or advancement of Expenses, within ten (10) days after a written request for payment thereof has first been received by the Company, and if such claim is not paid in full within such ten (10) day-period, the Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 12, the Indemnitee shall also be entitled to be paid for all Expenses actually incurred by the Indemnitee in connection with bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for advancement of Expenses under Section 3(a)) that the Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify the Indemnitee for the amount claimed. In making a determination with respect to entitlement to indemnification hereunder, the Person making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption with clear and convincing evidence to the contrary. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee engaged in fraudulent or dishonest conduct or is otherwise not entitled to indemnification hereunder. In addition, it is the parties' intention that if the Company contests the Indemnitee's right to indemnification, the question of the Indemnitee's right to indemnification shall be for the arbitral tribunal to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has or has not met the applicable standard of conduct. If any requested determination with respect to entitlement to indemnification hereunder has not been made within ninety (90) days after the final disposition of the Proceeding, the requisite determination that the Indemnitee's entitlement to indemnification shall be deemed to have been made (until such time as a tribunal or court has determined otherwise).
(d)Payment Directions. To the extent payments are required to be made hereunder, the Company shall, in accordance with the Indemnitee's request (but without duplication), (i) pay such Expenses on behalf of the Indemnitee, (ii) advance to the Indemnitee funds in an amount sufficient to pay such Expenses, or (iii) reimburse the Indemnitee for such Expenses.
(e)Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 3(b) hereof, the Company has one or more director and officer liability insurance policies in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers under such policies in accordance with the procedures set forth in the
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respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
(f)Defense of Claim and Selection of Counsel. In the event the Company shall be obligated under Section 3(a) hereof to advance Expenses with respect to any Proceeding, the Company shall have the right, but not the obligation, to assume the defense of such Proceeding, with counsel acceptable to the Indemnitee, upon the delivery to the Indemnitee of written notice of the Company's election so to do; provided, however, that the applicable Proceeding is not a Derivative Action and there is no other conflict of interest between the Company and the Indemnitee in the conduct of any such defense. Notwithstanding delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Indemnitee shall have the right to employ separate counsel in any such Proceeding and the actual legal fees and Expenses incurred by the Indemnitee for such separate counsel retained by the Indemnitee shall be deemed to be Expenses that are subject to indemnification hereunder to the fullest extent permitted by applicable law. Upon the Indemnitee’s written demand, the Company shall be obliged to assume the defense of the Indemnitee in any Proceeding that may give rise to a right to indemnification under this Agreement; provided, however, that the applicable Proceeding is not made in the name or on behalf of the Company and there is no other conflict of interest between the Company and the Indemnitee in the conduct of any such defense. If the Company elects or is obliged to assume the defense of a Proceeding pursuant to this Section 3(f), the Company shall (i) defend the Proceeding in good faith and in a manner consistent with the best interests of the Indemnitee, (ii) provide the Indemnitee with copies of all relevant documentation related to such Proceeding, and (iii) consult with the Indemnitee on a regular basis regarding the status and progress of the Proceeding and any material developments in connection therewith. The Company shall not be required to obtain the consent of the Indemnitee for the settlement of any Proceeding the Company has undertaken to defend if the Company assumes full and sole responsibility for each such settlement; provided, however, that the Company shall be required to obtain the Indemnitee's prior written approval before entering into any settlement which (A) does not grant the Indemnitee a complete release of liability, (B) would impose any penalty, obligation or limitation on the Indemnitee, or (C) would admit any liability or misconduct (including fraud or dishonesty) by the Indemnitee.
4.Additional Indemnification Rights.
(a)Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a Bermuda company to indemnify a member of its board of directors or an officer, such changes shall be deemed to be within the purview of the Indemnitee's rights and the Company's obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Bermuda company to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties' rights and obligations hereunder. The indemnity provided pursuant to
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this Agreement will apply to the Indemnitee in each capacity in which the Indemnitee has previously served, currently serves or will serve the Enterprise. In particular, to the extent permitted by applicable law, this Agreement will apply to any such relationship between the Enterprise and the Indemnitee which arose before the effective date of this Agreement, and shall be effective from the date of the first election or appointment of the Indemnitee as a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of the Enterprise. This Agreement shall cover all possible Proceedings which may arise in any jurisdiction.
(b)Non-exclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of or in limitation of any rights to which the Indemnitee may be entitled under the Company's Bye-laws, internal documents, any agreement, insurance policy, any vote of shareholders or disinterested members of the Company's Board of Directors, any applicable laws in Bermuda or other jurisdiction, or otherwise, both as to action in the Indemnitee's official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to the Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he or she may have ceased to serve in any such capacity at the time of any action, suit or other covered Proceeding.
(c)Third-Party Indemnification. The Company hereby acknowledges that the Indemnitee has or may from time to time obtain certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more third parties (collectively, the "Third-Party Indemnitors"). The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to the Indemnitee are primary and any obligation of the Third-Party Indemnitors to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by the Indemnitee are secondary), and that the Company will not assert that the Indemnitee must seek expense advancement or reimbursement, or indemnification, from any Third-Party Indemnitor before the Company must perform its Expense advancement and reimbursement, and indemnification obligations, under this Agreement. No advancement or payment by the Third-Party Indemnitors on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company shall affect the foregoing.
5.Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, actually incurred in connection with a Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.
6.Director and Officer Liability Insurance.
(a)D&O Policy. The Company shall use its best efforts to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors and officers of the Company and its subsidiaries with coverage for losses from wrongful acts, or to ensure the Company's performance of its indemnification obligations under this Agreement, in each case, with coverage that is adequate for the Indemnitee in light of the
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value of the Company’s assets, the Indemnitee’s potential exposure to liability and any other relevant considerations. In all policies of director and officer liability insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors, if the Indemnitee is a director; or of the Company's officers, if the Indemnitee is not a director of the Company but is an officer of the Company or of a subsidiary of the Company; or of the Company's key employees, if the Indemnitee is not an officer or director but is a key employee of the Company or of a subsidiary of the Company. The provision of directors and officers’ liability insurance, or the failure to so provide directors and officers’ insurance, shall in no way limit or diminish the obligation of the Company to indemnify the Indemnitee as provided in this Agreement. It is expressly stated that this Agreement includes all Proceedings insured by liability insurance and the Company shall be responsible for any costs and/or Expenses related to the procurement of directors’ and officers’ insurance that insures the Indemnitee. Should the Company fail to obtain such insurance, it shall be obliged to reimburse the Indemnitee for any reasonable Expenses should the Indemnitee procure (or attempt to procure) its own directors’ and officers’ insurance.
(b)Tail Coverage. In the event of a Change of Control or the Company becoming insolvent (including being placed into receivership or entering into liquidation or provisional liquidation and the like), the Company shall maintain in force any and all insurance policies then maintained by the Company in providing insurance (directors' and officers' liability, fiduciary, employment practices or otherwise) in respect of the Indemnitee, for a period of six years thereafter.
7.Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability, pursuant to applicable law, court order or an arbitral award, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or an arbitral tribunal, then the Company shall nevertheless indemnify the Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.
8.Limitation on Proceedings Instituted by Company. The Company and the Indemnitee hereby agree that, subject to applicable law and except with respect to any Derivative Action, the Company, represented by its Board of Directors, any of its managing bodies or in any other manner, will not institute any Proceeding against the Indemnitee, and the Indemnitee shall in no instance be obliged to compensate the Company for any losses caused by the Indemnitee; provided, however, that this Section 8 shall not apply to any losses which arise solely as a result of actions of the Indemnitee specified in Section 9(b) of this Agreement.
9.Exclusions. Except as otherwise specified in Section 4, the Company shall not be obligated pursuant to the terms of this Agreement:
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(a)Claims Initiated by the Indemnitee. To indemnify or advance Expenses to the Indemnitee with respect to Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to Proceedings brought to establish, enforce or interpret a right to indemnification under this Agreement or any other statute or law, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; provided, however, that the exclusion set forth in the first clause of this subsection shall not be deemed to apply to any investigation initiated or brought by the Indemnitee to the extent reasonably necessary or advisable in support of the Indemnitee's defense of a Proceeding to which the Indemnitee was, is or is threatened to be made, a party;
(b)Fraud or Dishonesty. To indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding if fraud or dishonesty is proved against the Indemnitee; provided that the Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged fraud or dishonesty on his part, unless a final judgment or adjudication thereof adverse to the Indemnitee (which is not reversible or contestable) establishes that he committed (A) acts of active and deliberate fraud or dishonesty, (B) with actual fraudulent or dishonest purpose and intent, and (C) which acts were material to the cause of action so adjudicated; or
(c)Insured Claims. To indemnify the Indemnitee for Expenses to the extent such Expenses have been paid directly to the Indemnitee by an insurance carrier under an insurance policy maintained by the Company.

(d)No Duplication of Payments. Subject to Section 4(c) hereof, the Company shall not be liable under this Agreement to make any payment in connection with any Proceedings made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, any provision of the Company's Bye-Laws, or otherwise) of the amounts otherwise indemnifiable hereunder.
10.Contribution Claims.
(a)If the indemnification provided in Section 2 is unavailable in whole or in part and may not be paid to the Indemnitee for any reason other than those set forth in Section 9, then, with respect to any Proceeding in which the Company or any of its subsidiaries is jointly liable with the Indemnitee (or would be if joined in such Proceeding), to the fullest extent permitted by applicable law, the Company, or its subsidiary, as the case may be, in lieu of indemnifying the Indemnitee, shall pay, in the first instance, the entire amount incurred by the Indemnitee for Expenses in connection with any Proceeding without requiring the Indemnitee to contribute to such payment, and the Company, on behalf of itself and its subsidiaries, hereby waives and relinquishes any right of contribution it may have at any time against the Indemnitee.
(b)With respect to a Proceeding brought against directors, officers, partners (general, limited or otherwise), members (managing or otherwise), trustees, fiduciaries, employees or agents of the Enterprise (other than the Indemnitee), to the fullest extent permitted
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by applicable law, the Company shall indemnify the Indemnitee from any claims for contribution that may be brought by any such directors, officers, partners (general, limited or otherwise), members (managing or otherwise), trustees, fiduciaries, employees or agents of the Enterprise (other than the Indemnitee) who may be jointly liable with the Indemnitee, to the same extent the Indemnitee would have been entitled to such indemnification under this Agreement if such Proceeding had been brought against the Indemnitee.
11.No Imputation. The knowledge and/or actions, or failure to act, of any director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of the Enterprise or the Enterprise itself shall not be imputed to the Indemnitee for purposes of determining any rights under this Agreement.
12.Attorneys' Fees. In the event that any Proceeding is instituted by the Indemnitee under this Agreement to establish, enforce or interpret any of the terms hereof, the Company shall, to the fullest extent permitted by applicable law, indemnify the Indemnitee against all Expenses actually incurred by the Indemnitee in connection with such Proceeding. In the event of a Proceeding instituted by or in the name of the Company under this Agreement or to establish, enforce or interpret any of the terms of this Agreement, the Company shall, to the fullest extent permitted by applicable law, indemnify the Indemnitee against all Expenses actually incurred by the Indemnitee in connection with such Proceeding (including with respect to the Indemnitee's counterclaims and cross-claims made in such action).
13.Continuation of Indemnity. The agreements and obligations of the Company and the Indemnitee under this Agreement shall continue during the period in which the Indemnitee serves as a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of the Enterprise and shall continue thereafter so long as the Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding by reason of the fact that the Indemnitee was a director, officer, partner (general, limited or otherwise), member (managing or otherwise), trustee, fiduciary, employee, consultant or agent of the Enterprise or serving in any other capacity referred to herein.
14.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by, and construed in accordance with, Bermuda law.
(b)Dispute Resolution. Any dispute, claim or controversy between or among the parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of this Agreement, or the arbitrability of any claim and whether brought by the Indemnitee, the Company and/or any of its parents, subsidiaries, Affiliates, officers, directors or agents, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "Rules") in accordance with the following terms and conditions:
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(i)    The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, the Agreement. Service of process can be made on the Parties at the addresses set forth in Section 14(e) hereto.
(ii)    In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.
(iii)    (A) The seat of arbitration shall be London, England, unless otherwise agreed by the Parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration; and (B) notwithstanding Section 14(a), the arbitration proceeding itself shall be governed by the Arbitration Act 1996 of the United Kingdom and the procedural law of England relating to the conduct of arbitration proceedings.
(iv)    The following procedures shall govern the selection of arbitrators:
(A)    The claimant party shall appoint one arbitrator in accordance with the Rules, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.
(B)    In the event of an inability by the two party–nominated arbitrators to agree on a third arbitrator in accordance with Section 14(b)(iii)(A) above, the appointing authority for the third arbitrator shall be the London Court of International Arbitration (the "LCIA"), acting in accordance with such rules as it may adopt for such purpose. The LCIA shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.
(v)    The English language shall be used as the written and spoken language for the arbitration proceeding and all matters connected to the arbitration proceeding.
(vi)    The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction.
(vii)    The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding.
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(viii)    The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the parties acknowledge and agree that a court of any jurisdiction where the assets of a party against which enforcement is sought may be found is a court of competent jurisdiction, and the parties irrevocably consent to the exercise of personal jurisdiction in any such court.
(ix)    Except for arbitration proceedings pursuant to Section 14(b), no action, suit or proceeding (other than proceedings for the confirmation or enforcement of an arbitral award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties in connection with any matter arising out of or in connection with this Agreement. Each party irrevocably waives any right under the Arbitration Act 1996 of the United Kingdom to appeal any arbitral award to, or to seek determination of any question of law arising in the course of arbitration from, the Commercial Court.
(c)Entire Agreement; Binding Effect. Without limiting any of the rights of the Indemnitee described in Section 4(b), this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and merges all prior discussions and supersedes any and all previous agreements between them covering the subject matter hereof. The indemnification provided under this Agreement applies with respect to events occurring before or after the date of this Agreement, and shall continue to apply even after the Indemnitee has ceased to serve the Enterprise in any and all indemnified capacities.
(d)Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
(e)Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax or delivered by internationally-recognized courier or sent by electronic transmission in .pdf format, and addressed to the party to be notified at such party's address or fax number as set forth below or as subsequently modified by written notice:
if to the Company:
Veon Ltd.
Claude Debussylaan 88
1082 MD Amsterdam
The Netherlands
Facsimile No.: +31 20 797 7201
Email: legalnotices@veon.com

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if to the Indemnitee:
[—]

(f)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
(g)Successors and Assigns. This Agreement shall be binding upon the Company and its successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) and assigns, and inure to the benefit of the Indemnitee and the Indemnitee's spouse, heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns, and any legal entities controlled by the Indemnitee or the Indemnitee's spouse. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(h)No Employment Rights. Nothing contained in this Agreement is intended to create in the Indemnitee any right to continued employment the Company.
(i)Company Position. The Company shall be precluded from asserting, in any action, suit or proceeding brought for purposes of establishing, enforcing or interpreting any right to indemnification under this Agreement, that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any applicable arbitral tribunal or court that the Company is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.
(j)Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company to effectively bring suit to enforce such rights; provided, however, that such documents and acts do not impose any penalty, obligation or limitation on the Indemnitee.

The parties have executed this Agreement as of the date first set forth above.
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THE COMPANY
VEON LTD.

By
Name:
Title:

                            INDEMNITEE

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